Exhibit 10.31(A)

Lightning Gaming, Inc.

June 9, 2009

Christopher Strano
50 Tattersall Drive
Mantua, NJ 08051

Dear Christopher',

I am pleased to extend an offer of employment with Lightning Poker, Inc. on the following terms:

1.
Position: You will be employed on a full-time basis as Chief Marketing Officer reporting to theCompany's Chief Executive Officer beginning on or about June 15. You shall serve in and perform such duties and fulfill such obligations as are customarily associated with your then current title and as assigned by the Chief Executive Officer and/or the Board of Directors.

2.
Severnance: From start date to December 31 2009, you will be given 6 months of severance based on your salary and after January 1, 2010 and through your employment, you will be given I years severance provided the termination is not for cause and you do not except employment with a gaming company during those time periods.

3.
Location; This position will be based at the Company's US headquarters, currently located in Boothwyn, Pennsylvania; however, you may be required to travel within the United States and abroad in carrying out your duties, You will be reimbursed for all authorized and properly documented expenses incurred by you on company business in accordance with the Company's travel and expense reimbursement policy

4.
Salary: You will be paid a base salary at the monthly rate of US $17,568 (equivalent to an annual rate of US $210800), Your salary will be payable in accordance with the Company's standard payroll practices for salaried employees and will be pro-rated for partial months.

5.	Incentive Compensation: A mutually agreeable incentive compensation plan will be established after your start date that will guarantee at least $25000 at the end of year one.

6.
Stock Options: You be granted stock options for 250,000 shares of the Company's Common Stock at an exercise price of $.27 All such grants will be made under and subject to the terms and conditions of the Company's Equity incentive Plan (the 'Plan') and will also be subject to vesting. A copy of the Plan will be provided to you,

7.
Vacation: Fringe Benefits :You will be entitled to paid vacation. The amount of vacation time will be left up to your discretion, but not an unreasonable amount. You will also be entitled to such fringe benefits, including participation in such employee benefit plans (including medical), as are provided to the Company's salaried employees from time to time.

Chris Strano June 15, 2009 Page 2

8.	Perquisites: You will be provided with a Company computer and, as needed, a mobile phone for use in your employment.

9.	Confidentiality, Intellectual Property Assignment and Non- Compete Agreement: Consistent with all employees at your level, you will be required, as a condition to your employment, to sign a Confidentiality Intellectual Property Assignmnet and Non-Competition Agreement, which contains a one-year non-competition provision and which also contains important non-disclosure and invention assignment obligations that will continue in effect beyond your employment with the Compnay.

10.	Company Policies: The terms of this letter, and your employment with the Company, will also be subject to such Company Policies as are in effect from time to time and as apply generally to the Company's employees. Your adherence to these policies is a confition to your continued employment. Copies of these policies will be available from the HR Department.

11.
No Conflict:  Please note that in making this offer, the Company has assumed, and by signing this offer letter you expressly represent, that you are not bound by any agreement with any party (whether written or verbal, and whether in the form of a confidentiality agreement, a non-competition agreement or otherwise) that would prevent you from accepting this offer of employment or performing the duties of your position as of the commencement date stated above, or that would otherwise be In conflict with or prevent you from fully performing your confidentiality, Invention assignment and non-competition obligations under the Confidentiality, Intellectual Property Assignment and Non-Competition Agreement You understand and agree that the Company Is relying on this material representation and that the Company has the right to Immediately terminate your employment without penalty if these representations are not accurate.

If the above assumption Is not correct, or If you have any questions or concerns regarding an agreement or situation that may impact your ability to provide the representation described above, please contact me Immediately.

12.
Confidentially of Third Party Information ; You also understand and agree that, as a further condition of your employment, you will fully adhere to any obligations you may have to keep confidential and to otherwise refrain from disclosing to the Company, using on the Company's behalf or otherwise using in the performance of your duties, any confidential, proprietary or competitively sensitive Information of any third party. in this regard, you agree (a) to maintain in confidence any confidential or proprietary information, trade secrets, information related to technology, processes and developments, financial data, commercial data, inventions and any other intellectual property owned by, or In the possession of, any previous employer, (b) not to use such information for the benefit of the Company or any of Its affiliates during your employment with the Company, and (c) to return or destroy any confidential or proprietary material obtained from any previous employer before joining the Company.

Chris Strano
June 1, 2000

13.	Withholding and Taxes ; All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

I hope that you find the terms of this offer acceptable. Please indicate your acceptance of this offer and your agreement to the terms set forth above by signing and dating the enclosed duplicate original of this letter and returning it to me.

We took forward to having you join us.

Very truly yours,

 /s/ Brian Haveson, CEO

 I accept the above offer and agree to the terms stated:

    /s/ Chris Strano                                                                         Dated: 6/15/2009
 Name